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NEWS                                                     WALTER INDUSTRIES, INC.
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                                              FOR FURTHER INFORMATION CONTACT:
                                              Public Relations Department
                                              Walter Industries, Inc.
                                              P. O. Box 31601
CONTACT: David L. Townsend                    Tampa, FL  33631-3601
         Vice President - Administration      Telephone: (813) 871-4448/871-4439
         Walter Industries, Inc.              Or visit the Walter Industries
         (813) 871-4448                       Web site at www.walterind.com
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                                                           FOR IMMEDIATE RELEASE
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                WALTER INDUSTRIES TO INITIATE QUARTERLY DIVIDEND,
                    ANNOUNCES NEW SHARE BUYBACK AUTHORIZATION

      Tampa, FL, October 14, 1999 -- Walter Industries, Inc. (NYSE: WLT) today announced two measures to enhance shareholder value:

      First, the Company's Board of Directors has approved the initiation of a quarterly dividend of $0.03 per common share, effective with the Company's fiscal first quarter ended August 31, 1999. Second, the Directors authorized up to $25.0 million in additional repurchases of Walter Industries common stock.

      The Directors declared the first dividend payable on November 30, 1999 to shareholders of record on November 10, 1999.

      The share repurchase authorization expands the Company's previous four million share buyback program initiated in July 1998 that the Company said has been substantially completed. The new authorization allows the Company to make purchases from time to time on the open market at prevailing prices or in privately negotiated transactions.

      The Company has approximately 50,036,000 shares of common stock outstanding.

      "We are pleased to announce these initiatives on behalf of our shareholders," said Kenneth E. Hyatt, Walter Industries Chairman and Chief Executive Officer. "Both actions underscore our confidence in the Company's prospects for long-term growth. In addition, payment of a cash dividend will provide a direct return to our current shareholders as well as help broaden our investor base to individual investors and institutions with dividend income criteria."

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NOTE TO EDITOR: Walter Industries, Inc., based in Tampa, Florida, is a diversified, multi-subsidiary company with major interests in homebuilding/financing and industrial operations. Walter Industries and its subsidiaries employ 7,700 worldwide and generate approximately $1.9 billion in revenues annually.